Exhibit 34.2

[LOGO] PRICEWATERHOUSECOOPERS

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                                                   PricewaterhouseCoopers LLP
                                                   10 Tenth Street, Northwest
                                                   Suite 1400
                                                   Atlanta, GA 30309-3851
                                                   Telephone (678) 419 1000
                                                   Facsimile (678) 419 1239
                                                   www.pwc.com

             Report of Independent Registered Public Accounting Firm

To the Shareholders and the
Board of Directors of Assurant, Inc.

We have examined American Security Insurance Company, Standard Guaranty Insurance Company and TrackSure Insurance Agency, Inc. (formerly, "Safeco Financial Institution Solutions, Inc.")'s (affiliates of Assurant Inc., collectively, the "Asserting Party") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for all the mortgage loan-tracking transactions for such asset-backed securities transactions that were registered after January 1, 2006 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Platform") described in the accompanying "Restated Report on Assessment of Compliance with 1122(d)(2)(vi), 1122(d)(4)(xi) and 1122(d)(4)(xii) of Regulation AB Servicing Criteria", as of December 31, 2006 and for the year then ended (the "Reporting Period"), excluding criteria 1122(d)(1)(i)-(iv), 1122(d)(2)(i)-(v),
1122(d)(2)(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(x) and
1122(d)(4)(xiii)-(xv), which the Asserting Party has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for compliance with the servicing criteria. Our responsibility is to express an opinion on the Management's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Asserting Party's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Asserting Party processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Asserting Party during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Asserting Party during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Asserting Party's compliance with the servicing criteria.

The Asserting Party previously excluded the applicable servicing criteria set forth in 1122(d)(4)(xii)from the scope of its assessment of compliance. The Asserting Party has now assessed its compliance with the servicing criterion 1122(d)(4)(xii) for the Reporting Period and has identified material noncompliance with that servicing criterion. Our examination also disclosed material noncompliance
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with the servicing criterion. Specifically, the Asserting Party did not have, during the reporting period, sufficient policies and procedures to capture the information with respect to the Platform necessary to determine whether any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and are not charged to the obligor, unless the late payment was due to the obligor's error or omission. The Asserting Party has restated its previous assessment for the Reporting Period, which excluded evaluation of the criterion, to include the criterion and reflect the material noncompliance as a result of its assessment. Accordingly, our present opinion on the Asserting Party's compliance with the applicable servicing criteria, as presented herein, is different from that expressed in our previous report.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Asserting Party complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

February 23, 2007, except for the Asserting Party's restatement described above regarding the assessment of the servicing criteria set forth in 1122(d)(4)(xii) which was previously excluded from the scope of its assessment of compliance with applicable servicing criteria, as to which the date is January 30, 2008.


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